EXHIBIT 99.1

For Immediate Release

LL FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

RICHMOND, Va., March 1, 2023 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2022.

"2022 was a challenging year for LL Flooring. We are disappointed that we did not deliver on the net sales and profitability growth that we expected. To that end, we reported comparable store sales down 5.8% as double-digit growth in sales to Pro customers was more than offset by a decrease in sales to consumers. This was combined with an operating loss due to continued material and transportation cost headwinds impacting gross margin, and a higher cost structure reflecting the investments made in our strategic growth initiatives that we expect will generate strong returns over the longer term," said President and Chief Executive Officer Charles Tyson.

"In 2023, we plan to further broaden and grow our brand awareness among consumers to drive traffic, and deliver an improved customer experience across our omnichannel network to drive conversion. In addition, we are looking to improve operating efficiencies and are actively working to right-size our cost structure."

Tyson continued, "In the near term, we continue to navigate a dynamic macroeconomic environment yet we are confident the long-term fundamentals of our business are strong. We believe we are successfully gaining traction on several of our operating strategies, such as our Pro growth strategy and innovating new products, which gives us confidence in achieving long-term sustainable growth.

"Our continued progress on our strategic initiatives and our unique positioning differentiates us from the competition. We believe that delivering the high-touch service of an independent flooring retailer combined with the value, assortment and convenience of a national brand, will position us well to take advantage of the medium- to long-term tailwinds for repair and remodel spending and drive sustainable long-term growth."

Fourth Quarter Financial Highlights

•
Net sales of $263.9 million decreased 7.5% compared to the same period last year, as growth in sales to Pro customers partially offset a decrease in consumer sales.
•
Total comparable store sales decreased 9.5% versus the same period last year.
•
Gross margin of 35.9% decreased 140 basis points as a percentage of sales and Adjusted gross margin1 of 35.7% decreased 170 basis points as a percentage of net sales compared to the same period last year, primarily reflecting significantly higher material and transportation costs (collectively up more than 800 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies.
•
SG&A as a percentage of net sales of 42.5% increased 900 basis points compared to the fourth quarter of last year, and included a $9.7 million non-cash charge for goodwill impairment, which resulted from a decline in the Company’s market capitalization, increases in the weighted average cost of capital as applied to our future cash flow models, and comparable company market multiples. Excluding the impact of goodwill impairment, Adjusted SG&A1 as a percentage of net sales of 38.8% increased 510 basis points compared to the fourth quarter of last year.
o
The increases in both SG&A and Adjusted SG&A as a percentage of net sales were due primarily to expense deleverage from lower sales volumes.
o
In addition, operating expenses were higher due to the planned investments in our growth strategies including: costs associated with opening 18 new stores; higher staffing to support our strength in Pro sales; higher marketing spend to build brand awareness; and competitive wage increases for customer facing associates.

•
Operating margin of (6.6)% decreased 1,040 basis points compared to the fourth quarter of last year. Adjusted operating margin1 of (3.1)% decreased 690 basis points compared to the fourth quarter of last year.
•
Loss per Diluted Share of $0.53 decreased $0.88 compared to the fourth quarter of last year. Adjusted Loss Per Diluted Share1 of $0.29 decreased $0.64 compared to the fourth quarter of last year.
•
During the fourth quarter, the Company opened three new stores, bringing total stores to 442 as of December 31, 2022.
•
Through its sourcing strategy, the Company reduced the percent of merchandise receipts subject to Section 301 tariffs to 12% from 15% in the fourth quarter of last year.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Full Year Financial Highlights

•
Net sales of $1,110.7 million decreased 3.6% compared to last year, with double-digit growth in sales to Pro customers more than offset by a decrease in sales to consumers.
•
Total comparable store sales decreased 5.8% versus last year.
•
Gross margin of 36.1% decreased 210 basis points as a percentage of sales compared to 2021 and Adjusted gross margin1 of 36.2% decreased 140 basis points as a percentage of net sales compared to 2021. Both decreases primarily reflect significantly higher material and transportation costs (collectively up more than 1,000 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies.
•
SG&A as a percentage of net sales of 37.2% increased 360 basis points compared to last year. Included in the current year SG&A was a $9.7 million non-cash charge for goodwill impairment, which resulted from a decline in the Company’s market capitalization, increases in the weighted average cost of capital as applied to our future cash flow models, and comparable company market multiples. Excluding the impact of goodwill impairment and legal matters, Adjusted SG&A1 as a percentage of net sales of 36.3% increased 330 basis points compared to last year.
o
Both SG&A and Adjusted SG&A increased as a percentage of sales primarily due to investment in our growth strategies including new stores, higher marketing spend and Pro sales; as well as competitive wage increases for customer facing associates.
o
In addition, SG&A and adjusted SG&A deleveraged on lower net sales.
•
Operating margin of (1.1)% decreased 570 basis points compared to last year. Adjusted operating margin1 of (0.2)% decreased 490 basis points compared to last year.
•
Loss per Diluted Share of $0.42 decreased $1.83 compared to last year. Adjusted Loss Per Diluted Share1 of $0.17 decreased $1.56 compared to last year.
•
During 2022, the Company opened 18 new stores, bringing total stores to 442 as of December 31, 2022.
•
Through its sourcing strategy, the Company reduced the percent of merchandise receipts subject to Section 301 tariffs to 14% from 20% last year.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of December 31, 2022, the Company had liquidity of $135.6 million, consisting of excess availability under its Credit Agreement of $124.8 million, and cash and cash equivalents of $10.8 million.

During 2022, the Company used $116.7 million of cash flows for operating activities, primarily driven by the rebuilding of inventory and the related impact on working capital accounts, in line with its strategy to offer a compelling assortment of trend-right products close to its customers.

Share Repurchase Program

During 2022, the Company repurchased $7.0 million under its share repurchase program. The Company has $43.0 million available for repurchase under its existing share repurchase program. The timing and amount of any share repurchases under the authorization will be determined in the Company's discretion and based on market conditions and other considerations. Share repurchases under the authorizations may be made through open market purchases or pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. The program does not obligate LL Flooring to acquire any particular amount of its common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

Repurchases under the program will be funded from the Company’s existing cash and cash equivalents, borrowings against the Company’s Credit Agreement and future cash flow.

2023 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to consumer confidence, inflation, a volatile interest and mortgage rate environment and continued declines in existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary. The Company expects:

•
In terms of our sales outlook for 2023, while we strongly believe that our strategy to increase brand awareness and improve the customer experience will gain traction and drive improved store productivity throughout the year, our visibility is limited as to when the macroeconomic environment will normalize.

•
Adjusted gross margins are expected to improve year-over-year, with a stronger second half, driven primarily by a reduction in international shipping rates and sourcing costs. The Company will continue to monitor the competitive pricing environment to inform its pricing and promotion strategies. In addition, the Company expects its gross margin rate in 2023 to benefit from a greater mix of higher margin products that deliver on customer needs for scratch proof and water proof flooring.

•
SG&A dollar spend and SG&A spend as a percentage of sales are expected to increase year-over-year, primarily due to inflationary pressures on wages and benefits, and productivity investments such as its customer relationship management platform, which it expects will support higher sales levels and make its operating structure more efficient over time.

•
Capital expenditures in the range of approximately $15 million to $20 million in 2023, primarily to support growth strategies such as new stores, productivity investments, and maintenance CapEx.

•
The Company expects to open three new stores in 2023.

Learn More about LL Flooring

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Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on March 1, 2023, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 350102. A replay will be available approximately two hours after the call ends through March 8, 2023 and may be accessed by dialing (929) 458-6194 and entering pin number 591127. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 440 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” "assumes," “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” "targets," “potential,” "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings; and (x) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and goodwill impairment, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow (certain numbers may not sum due to rounding).

For further information contact:

LL Flooring Investor Relations

Julie MacMedan

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2022	2021
Assets
Current Assets:
Cash and Cash Equivalents	$10,800	$85,189
Merchandise Inventories	332,296	254,385
Prepaid Expenses	9,054	9,160
Other Current Assets	17,598	11,094
Total Current Assets	369,748	359,828
Property and Equipment, net	101,758	96,926
Operating Lease Right-of-Use Assets	123,172	119,510
Goodwill	—	9,693
Net Deferred Tax Assets	13,697	11,336
Other Assets	5,578	8,599
Total Assets	$613,953	$605,892

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$47,733	$63,464
Customer Deposits and Store Credits	43,767	67,063
Accrued Compensation	9,070	10,128
Sales and Income Tax Liabilities	3,574	4,297
Accrual for Legal Matters and Settlements	22,159	33,611
Operating Lease Liabilities - Current	34,509	33,060
Other Current Liabilities	19,712	20,717
Total Current Liabilities	180,524	232,340
Other Long-Term Liabilities	6,162	4,268
Operating Lease Liabilities - Long-Term	99,186	97,163
Credit Agreement	72,000	—
Total Liabilities	357,872	333,771

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,758 and 30,536 shares issued and 28,695 and 29,113 shares outstanding at December 31, 2022 and 2021, respectively	31	31
Treasury Stock, at cost (2,063 and 1,423 shares, respectively)	(153,331)	(145,337)
Additional Capital	231,839	227,804
Retained Earnings	177,542	189,623
Total Stockholders’ Equity	256,081	272,121
Total Liabilities and Stockholders’ Equity	$613,953	$605,892

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021	2020

Net Sales
Net Merchandise Sales	$226,883	$243,555	$957,927	$993,943	$974,829
Net Services Sales	36,986	41,726	152,752	158,401	122,873
Total Net Sales	263,869	285,281	1,110,679	1,152,344	1,097,702
Cost of Sales
Cost of Merchandise Sold	139,732	145,252	589,719	588,166	574,944
Cost of Services Sold	29,385	33,510	119,797	124,136	95,046
Total Cost of Sales	169,117	178,762	709,516	712,302	669,990
Gross Profit	94,751	106,519	401,163	440,042	427,712
Selling, General and Administrative Expenses	112,080	95,589	412,885	387,356	371,430
Operating (Loss) Income	(17,329)	10,930	(11,722)	52,686	56,282
Other Expense (Income)	986	148	1,816	(104)	2,642
(Loss) Income Before Income Taxes	(18,315)	10,782	(13,538)	52,790	53,640
Income Tax (Benefit) Expense	(3,235)	474	(1,457)	11,092	(7,787)
Net (Loss) Income	$(15,080)	$10,308	$(12,081)	$41,698	$61,427

Net (Loss) Income per Common Share—Basic	$(0.53)	$0.35	$(0.42)	$1.44	$2.13
Net (Loss) Income per Common Share—Diluted	$(0.53)	$0.35	$(0.42)	$1.41	$2.10

Weighted Average Common Shares Outstanding:
Basic	28,691	29,095	28,860	29,041	28,830
Diluted	28,691	29,451	28,860	29,525	29,247

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022		2021		2020
Cash Flows from Operating Activities:
Net (Loss) Income	$(12,081)		$41,698		$61,427
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	18,410		18,833		17,645
Impairment of Goodwill	9,693		—		—
Deferred Income Taxes (Benefit) Provision	(2,361)		276		(12,037)
Income on Vouchers Redeemed for Legal Settlements	(1,300)		(1,676)		—
Stock-Based Compensation Expense	3,738		5,113		3,333
Provision for Inventory Obsolescence Reserves	1,615		2,345		3,036
Antidumping Adjustments	(1,036)		(6,279)		(2,208)
Impairment of Operating Lease Right-Of-Use	—		—		935
Reclassification of Foreign Currency Translation to Earnings	—		—		757
(Gain) Loss on Disposal of Fixed Assets	(2)		44		(211)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(81,833)		(15,104)		38,617
Accounts Payable	(16,595)		(8,538)		9,910
Customer Deposits and Store Credits	(23,296)		5,674		19,818
Tariff Recovery Receivable	36		4,078		22,947
Prepaid Expenses and Other Current Assets	(2,968)		700		(4,094)
Accrued Compensation	(1,058)		(5,219)		3,605
Accrual for Legal Matters and Settlements	303		7,773		2,507
Payments for Legal Matters and Settlements	(8,148)		(101)		(18,080)
Deferred Rent Payments	(157)		(2,315)		2,947
Deferred Payroll Taxes	(2,585)		(2,542)		5,131
Other Assets and Liabilities	2,916		(6,090)		1,061
Net Cash (Used in) Provided by Operating Activities	(116,709)		38,670		157,046
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(22,048)		(19,443)		(15,828)
Other Investing Activities	65		71		966
Net Cash Used in Investing Activities	(21,983)		(19,372)		(14,862)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	289,500		—		45,000
Payments on Credit Agreement	(217,500)		(101,000)		(26,000)
Common Stock Repurchased	(7,994)		(2,360)		(663)
Other Financing Activities	297		(690)		441
Net Cash Provided by (Used in) Financing Activities	64,303		(104,050)		18,778
Effect of Exchange Rates on Cash and Cash Equivalents	—		—		(14)
Net (Decrease) Increase in Cash and Cash Equivalents	(74,389)	—	(84,752)	—	160,948
Cash and Cash Equivalents, Beginning of Year	85,189		169,941		8,993
Cash and Cash Equivalents, End of Year	$10,800		$85,189		$169,941

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$2,307		$2,783		$—
Release of Deposit for Legal Settlement and Liability	—		—		21,500
Tenant Improvement Allowance for Leases	(1,155)		(1,230)		(726)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$94,751	35.9%	$106,519	37.3%	$401,163	36.1%	$440,042	38.2%

Antidumping and Countervailing Adjustments[1]	(564)	(0.2)%	287	0.1%	413	—%	(6,279)	(0.5)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$94,187	35.7%	$106,806	37.4%	$401,576	36.2%	$433,763	37.6%

1
This amount represents net antidumping and countervailing (income)/expense associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$112,080	42.5%	$95,589	33.5%	$412,885	37.2%	$387,356	33.6%

(Recovery) Accrual for Legal Matters and Settlements[2]	—	—%	(475)	(0.2)%	(150)	—%	6,800	0.6%
Legal and Professional Fees[3]	—	—%	31	—%	—	—%	501	—%
Goodwill Impairment Charge[4]	9,693	3.7%	—	—%	9,693	0.9%	—	—%
Sub-Total Items above	9,693	3.7%	(444)	(0.2)%	9,543	0.9%	7,301	0.6%

Adjusted SG&A (a non-GAAP measure)	$102,387	38.8%	$96,033	33.7%	$403,342	36.3%	$380,055	33.0%

2
The 2022 amount represents insurance recovery related to the Gold Litigation recorded in the third quarter of 2022. The 2021 amounts represent the charge to earnings for the Mason and Savidis matters in the first quarter of 2021 and $0.9 million of insurance recoveries in the second half of 2021 related to certain significant legal actions. These items are described more fully in Item 8, Note 10 to the consolidated financial statements filed in the December 31, 2022 and December 31, 2021 10-Ks.
3
This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
4
This amount represents an impairment charge resulting from the Company's evaluation of goodwill during the fourth quarter of 2022. This item is described more fully in Item 8, Note 3 to the consolidated financial statements filed in the December 31, 2022 10-K.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Operating (Loss) Income, as reported (GAAP)	$(17,329)	(6.6)%	$10,930	3.8%	$(11,722)	(1.1)%	$52,686	4.6%

Gross Margin Adjustment Items:
Antidumping and Countervailing Adjustments[1]	(564)	(0.2)%	287	0.1%	413	—%	(6,279)	(0.5)%
Gross Margin Adjustment Items Subtotal	(564)	(0.2)%	287	0.1%	413	—%	(6,279)	(0.5)%

SG&A Adjustment Items:
(Recovery) Accrual for Legal Matters and Settlements[2]	—	—%	(475)	(0.2)%	(150)	—%	6,800	0.6%
Legal and Professional Fees[3]	—	—%	31	—%	—	—%	501	—%
Goodwill Impairment Charge[4]	9,693	3.7%	—	—%	9,693	0.9%	—	—%
SG&A Adjustment Items Subtotal	9,693	3.7%	(444)	(0.2)%	9,543	0.9%	7,301	0.6%

Adjusted Operating (Loss) Income/ Margin (a non-GAAP measure)	$(8,200)	(3.1)%	$10,773	3.8%	$(1,766)	(0.2)%	$53,708	4.7%

1,2,3,4 See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Other Expense (Income), as reported (GAAP)	$986	0.4%	$148	0.1%	$1,816	0.2%	$(104)	—%

Interest Impact Related to Antidumping and Countervailing Adjustments[5]	(147)	(0.1)%	44	—%	(148)	—%	(1,797)	(0.2)%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$1,133	0.4%	$104	—%	$1,964	0.2%	$1,693	0.2%

5
This amount represents net interest (income)/expense impact of certain antidumping and countervailing adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net (Loss) Income, as reported (GAAP)	$(15,080)	$10,308	$(12,081)	$41,698
Net (Loss) Income per Diluted Share (GAAP)	$(0.53)	$0.35	$(0.42)	$1.41

Gross Margin Adjustment Items:
Antidumping and Countervailing Adjustments[1]	(564)	287	413	(6,279)
Gross Margin Adjustment Items Subtotal	(564)	287	413	(6,279)

SG&A Adjustment Items:
(Recovery) Accrual for Legal Matters and Settlements[2]	—	(475)	(150)	6,800
Legal and Professional Fees[3]	—	31	—	501
Goodwill Impairment Charge[4]	9,693	—	9,693	—
SG&A Adjustment Items Subtotal	9,693	(444)	9,543	7,301

Other Expense (Income) Adjustment Items:
Interest Impact Related to Antidumping and Countervailing Adjustments[5]	(147)	44	(148)	(1,797)
Other Expense (Income) Adjustment Items Subtotal	(147)	44	(148)	(1,797)

Income Tax Adjustment[6]	(2,353)	30	(2,570)	204

Adjusted (Loss) Earnings	$(8,451)	$10,225	$(4,843)	$41,127
Adjusted (Loss) Earnings per Diluted Share (a non-GAAP measure)	$(0.29)	$0.35	$(0.17)	$1.39

1,2,3,4,5 See the Gross Profit, SG&A and Other Expense (Income) sections above for more detailed explanations of these individual items.

6
Income tax adjustment is defined as the sum of gross margin, SG&A, and other expense (income) adjustment items multiplied by the Company’s federal incremental rate, which was 26.2% for the 2022 period and 26.3% for the 2021 period.